Contact:
Investors: Paul Beattie at 703.312.9673 or pbeattie@fbr.com
Media: Lauren Burk at 703.469.1004 or lburk@fbr.com

Friedman, Billings, Ramsey Group, Inc. Announces Sale of Agency Mortgage Backed Securities

Arlington, VA, August 20, 2007 - Friedman, Billings, Ramsey Group, Inc. (NYSE: FBR) ("FBR" or "the Company") today announced that it has sold approximately $4.95 billion of agency mortgage backed securities at a loss of approximately $57 million. The Company paid down the liabilities associated with this portion of its mortgage backed securities portfolio. The loss includes $17 million that was included in AOCI (Accumulated Other Comprehensive Income) at June 30, 2007 as a reduction of book value. After the sale, the Company owns an agency and AAA-rated mortgage backed securities portfolio of approximately $1.2 billion. The Company took this action to reduce leverage during this period of disruption and uncertainty in the asset backed financing market and to better position its balance sheet to take advantage of future investment opportunities.

Friedman, Billings, Ramsey Group, Inc. (FBR) (NYSE:FBR) provides investment banking*, merger and acquisition advisory services*, institutional brokerage*, asset management and private wealth services through majority ownership of FBR Capital Markets Corporation (FBR Capital Markets) (NASDAQ:FBCM). FBR Capital Markets focuses capital and financial expertise on eight industry sectors: consumer, diversified industrials, energy & natural resources, financial institutions, healthcare, insurance, real estate, and technology, media & telecom. FBR Group also invests in mortgage-related assets and merchant banking opportunities. FBR is headquartered in the Washington, D.C. metropolitan area with offices in Arlington, VA, Boston, Dallas, Houston, Irvine, London, New York, Phoenix, San Francisco and Sydney. For more information, please visit www.fbr.com.

*Friedman, Billings, Ramsey & Co., Inc.

Forward-looking Statements

This press release contains forward-looking statements. All statements contained in this press release, which are not historical fact, may be considered forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from these forward-looking statements as a result of the risk factors described in the Company's filings with the Securities and Exchange Commission, on forms 10-K and 10-Q. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact transpire. These forward-looking statements represent the Company's judgment only as of the date of this press release. The Company does not have any intention or obligation to update these forward-looking statements.

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